UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Tejon Ranch Co.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Tejon Ranch Co. Emphasizes Commitment to Execution, Oversight and Transparency

Bulldog’s Apparent Lack of Understanding of Tejon’s Business Risks Significant Value Destruction at Tejon

Urges Shareholders to Vote “FOR” ALL of Tejon Ranch’s 10 Highly Qualified Director Nominees on the WHITE Proxy Card

May 01, 2025 09:15 ET

TEJON RANCH, Calif., May 1, 2025 – Tejon Ranch Co. (NYSE:TRC), (“Tejon” or the “Company”), a diversified real estate development and agribusiness company, today announced that it has mailed a letter to shareholders in connection with its upcoming Annual Meeting of Shareholders (the “Annual Meeting”) to be held on May 13, 2025.

The full text of the letter follows:

The May 13, 2025, Tejon Ranch Annual Meeting is a few weeks away.

You have a critical decision to make regarding the future of your investment.

Support Tejon TODAY by voting “FOR” ONLY Tejon’s highly qualified director nominees on the Company’s WHITE proxy card.

Dear Fellow Tejon Ranch Shareholders,

We value your investment and trust in the Tejon Board of Directors. We ask you to continue supporting our Board, which has continued to deliver for you and remains committed to generating long-term shareholder value.

Our value creation strategy, aimed at unlocking the full potential of Tejon’s unique assets, is informed by disciplined capital allocation and discretionary spending under the oversight of our deeply experienced and highly qualified Board. We have a demonstrated track record of acting in shareholders’ best interests – regularly engaging with investors and fortifying our corporate governance practices to help ensure shareholder representation, accountability and, ultimately, shareholder returns.

On the contrary, Bulldog Investors (“Bulldog”), a New Jersey-based hedge fund and serial proxy agitator, is running a campaign to derail our progress and install three unqualified director nominees on your Board, despite only just recently purchasing shares in TRC. Make no mistake, Bulldog’s nominees lack the requisite experience in real estate, land development and California-specific regulation needed to govern a company like Tejon. A vote in favor of Bulldog’s uninformed and ill-conceived ideas risks unravelling the purposeful work of Tejon’s Board and management team over several decades. Bulldog has yet to provide any reasoned or articulate approaches to realize enhanced value for shareholders. In fact, we believe Bulldog’s agenda would forego significant long-term gains for, if anything, a modest short-term return.

Don’t be misled. Tejon has engaged with Bulldog in good faith since learning of their investment mere months ago. Despite this, Bulldog has chosen to pursue an opportunistic proxy contest, taking advantage of our shareholder-friendly cumulative voting structure in an attempt to obtain outsized influence over the Board and direction of this company.

Bulldog’s Sparse Proxy Materials Demonstrate a Lack of Effort and Understanding of Our Business

Bulldog has offered only surface-level commentary that ignores the reality of driving value in real estate development at Tejon. We believe shareholders deserve to know the truth and are providing the following facts in response to Bulldog’s assertions:

Capital Allocation

•

Tejon has a deliberate capital allocation strategy that enables growth and prevents overextension of the balance sheet. This is the same strategy that drove the highly successful development of Tejon Ranch Commerce Center (“TRCC”).

•	Capital allocated to future master-planned communities (“MPCs”) (discretionary and non-discretionary) has dropped from 51% of total capital expenditures to 15% since 2019.

•	Due to disciplined deployment of capital and securing entitlements, the value of Tejon’s entitled and yet-to-be-developed master-planned land has increased by an estimated 5x-10x.

•	TRCC’s growth is not capital constrained but rather is defined by market dynamics (demand) and Tejon’s development plans (supply).

•

Joint ventures are an important way to leverage third-party capital and diversify risk, and Tejon has used them in the past, but they must be pursued at the right stage of the project to maximize value.

•

Mountain Village and Grapevine are already entitled. Incremental investments into these MPCs would translate into significant revenue and land appreciation benefits, particularly for Mountain Village, which is at near-execution stage.

Executive Compensation

•

Our executive compensation program is aligned with shareholder value creation priorities, industry standards and corporate governance best practices. It is regularly reviewed by our Compensation Committee, in conjunction with third party consultants, to help ensure that this continues to be the case.

•	Our target executive compensation opportunities are market-aligned and in-line with our peers to help ensure we maintain a competitive compensation program.

•	Compensation for Tejon’s newly appointed CEO, Matt Walker, is performance-based, long-term oriented, and directly tied to measurable outcomes that drive shareholder value.

•	All named executive officers have compensation tied to share price appreciation.

Shareholder Communications and Transparency

•

We have outlined the potential of Tejon’s assets so our investors can understand the significant value potential. However, we recognize that improvements can be made, and we have been proactively making them long before Bulldog’s investment.

•	We value investor feedback. In 2024, Tejon met with investors representing approximately 53% of shares outstanding.

•	Following this engagement, we updated our disclosures, and we are refining how we present asset-level economics and long-term potential in a more investor-friendly and transparent way.

•

In connection with his appointment by Tejon’s Board, our new CEO has committed to focusing on increasing transparency and accessibility in order to better communicate our strategy to investors and the broader capital markets.

Expense Management

•

Tejon did not initiate or ask for this costly and distracting proxy contest, but it is the Board’s fiduciary duty to protect investors and the Company’s assets. The Board and management team have been highly focused on expense management.

•	As the entitlement process advances, discretionary investment in MPCs has decreased by 38% over the last 5 years, now representing less than 6% of total real estate investing activities in 2024.

•	Total headcount in our Company declined nearly 50% over the last decade, with the Company retaining a nimble and energetic workforce.

•

Tejon’s Board has made considerable effort to avoid a contested election. We even offered to formally consider potential director candidates if Bulldog were to provide names, but Bulldog declined to engage.

Bulldog’s Campaign Highlights that its Nominees Lack the Commitment Required to Provide Strategic Oversight at Tejon

In addition to introducing misleading commentary regarding Tejon and our value-creating strategy, Bulldog has deprived shareholders of vital details necessary to inform their decisions on how to vote in this election. Bulldog’s proxy materials demonstrate a lack of diligence and willingness to provide complete disclosure to shareholders. On the other hand, Tejon has presented considerable and detailed information about our plans and value creation strategy.

Bulldog has repeatedly rejected requests to complete the Company’s standard director nominee questionnaire, which would help ensure shareholders have appropriate information about Bulldog’s nominees’ potential conflicts of interest and stock ownership.

Bulldog’s haphazard campaign stands in stark contrast to the efforts Tejon is making to provide shareholders with clear, comprehensive information about the future of their investment. If Bulldog’s proxy filing is indicative of its approach to corporate oversight and management, their nominees pose a serious threat to Tejon and our shareholders.

Vote for Tejon’s Highly Qualified Nominees and Safeguard your Investment

It is unclear why Bulldog and its nominees believe they can apply their irrelevant experience of waging proxy contests at closed-end funds into overseeing a complex and multi-faceted real-estate and land development business in California’s specialized environment. Regardless, if Bulldog truly understood real estate, its commentary would reflect that material changes in land-development companies are incremental, and thus, there is little benefit to hasty monetization at this stage.

Bulldog’s campaign to install three unqualified directors on Tejon’s Board is an overreach. Two of Bulldog’s nominees, Phillip Goldstein and Andrew Dakos, are current Bulldog employees while its third nominee, Aaron Morris, has repeatedly acted as Bulldog’s litigation counsel. These individuals are seemingly not focused on shareholders’ best interests.

While Bulldog pursues its short-term focused campaign with no concrete plan for meaningful long-term value creation, the Tejon Board and management team remain focused on maximizing value for all shareholders.

We strongly recommend that you vote your shares “FOR” ONLY Tejon’s nominees on the Company’s WHITE proxy card.

Thank you for your continued support.

Sincerely,

The Tejon Ranch Co. Board of Directors

YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY SHARES YOU OWN.

YOU MAY VOTE BY THE INTERNET OR MAIL BY FOLLOWING THE INSTRUCTIONS ON THE

WHITE PROXY CARD. WE URGE YOU TO VOTE TODAY!

If you have any questions or require any assistance with voting your shares, please contact:

D.F. King & Co., Inc.

48 Wall Street

New York, NY 10005

Banks and Brokers: (212) 390-0450

All Others: (866) 796-7184

Email: TRC@dfking.com

Vestra Advisors is serving as financial advisor to Tejon and Gibson, Dunn & Crutcher LLP is serving as the Company’s legal advisor.

About Tejon Ranch Co. (NYSE: TRC)

Tejon Ranch Co. is a diversified real estate development and agribusiness Company whose principal asset is its 270,000-acre land holding located approximately 60 miles north of Los Angeles and 30 miles south of Bakersfield. For more information on the Company, please go to www.tejonranch.com.

Forward Looking Statements

This communication contains forward-looking statements about future events and circumstances. Generally speaking, any statement not based upon historical fact is a forward-looking statement. In particular, statements regarding Tejon’s plans, strategies, prospects and expectations regarding its business and industry are forward-looking statements. They reflect Tejon’s expectations, are not guarantees of performance and speak only as of the date hereof. Except as required by law, Tejon does not undertake to update such forward-looking statements. You should not rely unduly on forward-looking statements. Tejon’s business results are subject to a variety of risks, including business conditions and the general economy, future commodity prices and yields, market forces, the ability to obtain various governmental entitlements and permits, interest rates and other risks inherent in real estate and agriculture businesses. For further information on factors that could affect Tejon’s business results, refer to Tejon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and subsequent filings with the U.S. Securities and Exchange Commission.

Additional Information and Where to Find It

Tejon has filed a definitive proxy statement on Schedule 14A and WHITE proxy card with the SEC in connection with its solicitation of proxies for its 2025 Annual Meeting of Shareholders.

SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED BY TEJON AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC AS THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain copies of these documents and other documents Tejon files with the SEC free of charge at the SEC’s website at www.sec.gov. Copies of the documents filed by Tejon are also available free of charge by accessing Tejon’s website at www.tejonranch.com.

Participants

Tejon, its directors, certain of its executive officers, and other members of management and employees may be deemed to be participants in the solicitation of proxies with respect to a solicitation by Tejon. The identity of individual participants and information about their direct and indirect interests in the solicitation is available in Tejon’s definitive proxy statement filed with the SEC on April 3, 2025 under “Supplemental Information Regarding Participants in the Solicitation” in Appendix A, which is available free of charge at the SEC’s website at www.sec.gov.

Contacts:

Investors

Nicholas Ortiz

Tejon Ranch Co., Senior Vice President, Corporate Communications & Public Affairs

661-663-4212

nortiz@tejonranch.com

Media

Eric Brielmann / Jed Repko

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449